SCHEDULE 7.18-Revised & Updated 11/05/2015

REAL PROPERTY

Wasatch Capital Corporation-residential rental properties.

a.	Salt Lake City, Utah 84115, 837 square feet, 3 bedroom house, 1 bathroom, built in 1946 on 0.11 acre of land.

a.	Fair Market Value:	$110,000
b.	Existing Liens: Nationstar 9/30/2015 $84,126.98

b.	838 South Lake Street, Salt Lake City, Utah 84105, 1100 square feet, two bedroom, 1 bathroom, built in 1896.

a.	Fair Market Value:	$180,000
b.	Existing Liens:	a.	Diteck 9/30/2015 $144,948.97
			Unveil Investments, LLC: $ 25,000 est.

Downtown Development Corporation-Commercial Property

PARCEL 1:
LOTS 32, 33, AND 34, BLOCK 1, SOUTH MAIN STREET ADDITION, PLAT “A”, ACCORDING TO THE OFFICIAL PLAT THEREOF, AS RECORDED IN THE OFFICE OF THE COUNTY RECORDER OF SALT LAKE COUNTY.

FMV: $800,000

PARCEL 2:
LOTS 35, 36, 37, AND 38, BLOCK 1, SOUTH MAIN STREET ADDITION, PLAT “A”, ACCORDING TO THE OFFICIAL PLAT THEREOF, AS RECORDED IN THE OFFICE OF THE COUNTY RECORDER OF SALT LAKE COUNTY.

FMV: $180,000

Existing Liens on both parcels: Cypress Credit Union: 9/30/2015 $570,557

Arthur Wulf: $40,000

Sack Lunch Productions, Inc.-undeveloped land-no improvements.

Millard County, Utah

NE 1/4 of the NW 1/4 of the NW 1/4 of Section 4, Township 25 South, Range 10 West, S.L.M. Less beginning NE corner of NE 1/4 NW 1/4 NW 1/4 of said Sec 4, then South 417.42 feet, then West 208.71 feet, then North 417.42 feet, then East to beginning.

A total of 7.81 acres.

NO LIENS

FMV: $600

Juab County, Utah

N1/2SE1/4 of Sec 1, T. 13 S., R. 1 E., S.L.M.

Containing 80 Acres.

NO LIENS

FMV: $12,000

Kansas, three tracts

1.	CENTRAL SUBDIVISION, BLOCK 88, TR BLK 88 CENTRAL SUB; BEG INTER POTTAWATOMIE ST & 12TH ST; S27’, W115’, NWLY37.3’, E143’ TO POB & ABAN RR ROW ADJ

NO LIENS

FMV: $1,570

2.	EWING, ROELOFSON & CO., BLOCK 18, Lot 9, E1/2 VAC ALLEY SECTION 26 TOWNSHIP 08 RANGE 22E

NO LIENS

FMV: $410

3.	CENTRAL SUBDIVISION, BLOCK 12, Lot 25, (SCALED)

NO LIENS

FMV: $1,830